EXHIBIT 12.4

                  SOUTHWESTERN ELECTRIC POWER COMPANY
                  RATIO OF EARNINGS TO FIXED CHARGES
              FOR THE TWELVE MONTHS ENDED MARCH 31, 1996
                       (Thousands except Ratio)
                              (Unaudited)


Operating Income                                             $162,538

Adjustments:
  Federal and state income taxes                               35,848
  Provision for deferred Federal and
    state income taxes                                         10,932
  Deferred investment tax credits                              (4,950)
  Other income and deductions                                     530
  Allowance for borrowed and equity funds
    used during construction                                    7,716
  Interest portion of financing leases                          1,772

        Earnings                                             $214,386


Fixed Charges:
  Interest on long-term debt                                 $ 44,147
  Amortization of debt issuance cost                            3,427
  Other interest                                                6,855
  Interest portion of financing leases                          1,772

        Fixed Charges                                        $ 56,201


Ratio of Earnings to Fixed Charges                               3.81